EX-99.4(l)

SUPPLEMENT REDUCING BOND FUND ASSET MANAGEMENT FEES to

INVESTMENT ADVISORY AGREEMENT

Supplement made as of this 22nd day of March, 2013, by and between Mutual of America Capital Management Corporation, a Delaware corporation (the “Adviser”), and Mutual of America Investment Corporation, a Maryland corporation (the “Company”), supplementing and amending the investment advisory agreement dated the 21st day of April, 1993, as previously supplemented, by and between the Adviser and the Company (the ‘Investment Advisory Agreement’).

WITNESSETH

WHEREAS, the Mutual of America Life Insurance Company, on behalf of its Separate Accounts and those of Wilton Re, has obtained an order from the Securities and Exchange Commission permitting the substitution of the Corporation’s Bond Fund for the DWS Bond Fund in those Separate Accounts, and

WHEREAS, the substitution order issued on December 31, 2012 provides that the substitution will occur on or about March 22, 2013, and

WHEREAS, in order to obtain the substitution order the SEC required that the Adviser’s asset management fees for the Bond Fund as of the substitution date be equal to those charged by the adviser to the DWS Bond Fund, and

WHEREAS, the asset management fee for the Bond Fund set forth in the Investment Advisory Agreement is 0.40% of average net assets of such fund, while the asset management fee charged to the DWS Bond Fund is 0.39% of average net assets,

NOW THEREFORE, in consideration of the Mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is agreed as follows:

1.              The Adviser recognizes that it will benefit from the substitution in due to the movement of a significant amount of assets from the DWS Bond Fund to the Bond Fund on March 22, 2013.

2.              The Adviser agrees that, effective on the later to occur of March 22, 2013 or the date upon which the substitution shall occur, the advisory fee for the Bond Fund shall immediately be reduced to 0.39% of average net assets in the Bond Fund..

IN WITNESS WHEREOF, the parties hereto have executed this Supplement to the Investment Advisory Agreement by their duly authorized officers as of the date first written above.

MUTUAL OF AMERICA CAPITAL		MUTUAL OF AMERICA
MANAGEMENT CORPORATION		INVESTMENT CORPORATION

By	/s/ Amir Lear	By	/s/ John R. Greed
	Amir Lear		John R. Greed
	Chairman and CEO		Chairman, President and
Chief Executive Officer